Exhibit (a)(1)(E)
This announcement is not an offer to purchase or a solicitation of an offer to sell Common Shares or ADSs (each as defined below). The U.S. Offer (as defined below) is made solely pursuant to the Offer to Purchase (as defined below), dated as of October 22, 2026, and the accompanying ADS Letter of Transmittal (as defined below), and any amendments or supplements thereto, and is being made to all U.S. holders (as described below) of Common Shares and to all holders of ADSs, wherever located. The making of the U.S. Offer in jurisdictions other than the United States may be restricted or prohibited by law. Purchaser (as defined below) is currently not aware of any jurisdiction where the making of the U.S. Offer is restricted or prohibited by law. If Purchaser becomes aware of any such restriction or prohibition on the making of the U.S. Offer or the acceptance of the ADSs, Purchaser will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after a good faith effort, Purchaser cannot comply, Purchaser will not make the U.S. Offer to, nor will Purchaser accept tenders from or on behalf of, holders of ADSs in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Notice of U.S. Offer to Purchase for Cash
Common Shares Held by U.S. Holders
and
American Depositary Shares, Each of Which Represents Five (5) Common Shares,
Held by All Holders, Wherever Located,
of
CEMENTOS PACASMAYO S.A.A.
for
S/ 8.93 per Common Share (Payable in U.S. Dollars)
and
S/ 44.65 per American Depositary Share (Payable in U.S. Dollars)
by
INVERSIONES ASPI S.A.
THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 4:00 P.M., NEW YORK CITY TIME, ON
NOVEMBER 20, 2026, UNLESS THE U.S. OFFER IS EXTENDED.
Inversiones ASPI S.A., a Peruvian sociedad anónima (“Purchaser,” “ASPI,” “we,” “us” or “our”), a direct, majority-owned subsidiary of Holcim Ltd, a Swiss limited company (“Holcim”), is offering to purchase any and all of the outstanding common shares, par value S/ 1.00 per share (each, a “Common Share,” and collectively, the “Common Shares”) (other than Common Shares owned by Holcim and its affiliates), of Cementos Pacasmayo S.A.A., a publicly-held corporation (sociedad anónima abierta) organized under the laws of Peru (the “Company”), including Common Shares represented by American Depositary Shares (each of which represents five (5) Common Shares) (each, an “ADS,” and collectively, the “ADSs”), delivered by JPMorgan Chase Bank, N.A., acting as depositary (the “ADS Depositary”), pursuant to that certain Deposit Agreement, dated as of February 7, 2012, and amended on each of February 21, 2017 and December 4, 2020, among the Company, the ADS Depositary and the holders from time to time of ADSs issued thereunder (the “Deposit Agreement”), through concurrent tender offers in Peru and the United States.
Purchaser is offering to purchase Common Shares from U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which defines a U.S. holder as “any security holder resident in the United States”), and ADSs from all holders, wherever located, for S/ 8.93 per Common Share and S/ 44.65 per ADS (each such amount, the “Offer Price”), in each case, payable to the seller in cash, without interest, less any withholding taxes that may be applicable (see “The U.S. Offer — Terms of the U.S. Offer — Material Terms — Consideration and Payment” in the Offer to Purchase), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated as of October 22, 2026 (together with any amendments or supplements thereto, the “Offer to Purchase”) and in the accompanying American Depositary Share Letter of Transmittal (together with any amendments or supplements thereto, the “ADS Letter of Transmittal,” and together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “U.S. Offer”).

The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be paid in U.S. dollars and will be distributed, less the amount of any fees, expenses and withholding taxes that may be applicable (including expenses related to the foreign exchange conversion, if applicable), to such holders. Purchaser will pay the fee of U.S. $0.05 per ADS for the cancellation of the tendered ADSs as provided in the Deposit Agreement; accordingly, such cancellation fee will not be deducted from the Offer Price payable to holders of ADSs. A cancellation fee will also not apply to U.S. holders of Common Shares who tender their Common Shares into the U.S. Offer in accordance with the procedures described in the Offer to Purchase.
Concurrent with the U.S. Offer, Purchaser is making an offer, in accordance with the provisions of the Consolidated Text of the Securities Market Law, which was approved by Supreme Decree No. 020-2023 (the “Peru Securities Market Law”) and the Peruvian Tender Offer Regulations issued by the SMV (SMV Resolution No. 009-2006-EF/94.10) (the “Peru Tender Offer Regulations”) (except for the provisions introduced by SMV Resolution No. 008-2026-SMV/01, which are not applicable to the Peru Offer) (the “Peru Offer,” and together with the U.S. Offer, the “Offers”), for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer.
The U.S. Offer is open to all U.S. holders of Common Shares and all holders of ADSs, wherever located. Holders of Common Shares that are not U.S. holders may only tender their Common Shares into the Peru Offer.
On December 15, 2025, Holcim entered into a Share Purchase Agreement (the “Purchase Agreement”) with (i) the marital community property (sociedad conyugal) formed by Eduardo Hochschild Beeck, a Peruvian citizen and resident, and Mariana Violeta Correa Sabogal de Hochschild, a Peruvian citizen and resident, (ii) Farragut Holdings, Inc., a Cayman limited company ((i) and (ii) collectively, the “Sellers”) and (iii) Eduardo Hochschild Beeck, as representative of the Sellers, pursuant to which Holcim agreed to acquire from the Sellers 99.99% of the issued and outstanding shares of common stock (the “ASPI Shares”) of ASPI, in exchange for an aggregate cash purchase price of S/1,850,370,000 (the “ASPI Acquisition”). The ASPI Acquisition was consummated on March 30, 2026. ASPI owns 50.01% of the issued and outstanding common shares of the Company, which common shares are indirectly owned by Holcim following the ASPI Acquisition. Under the terms of the Purchase Agreement and based on Peruvian law, Holcim is required to launch and complete a public tender offer for at least an additional 24.99% of the Common Shares within the timeframe permitted under Peruvian law; the Offers are intended to satisfy such provision of the Purchase Agreement.
The U.S. Offer will expire at 4:00 p.m., New York City time, on November 20, 2026, unless extended (the latest time and date at which the U.S. Offer will expire is referred to as the “Expiration Date”). The U.S. Offer is subject to certain conditions contained in the Offer to Purchase. See “The U.S. Offer — Conditions to the Offers” in the Offer to Purchase which sets forth all the conditions to the U.S. Offer. There is no financing condition to the U.S. Offer.
Purchaser expects to announce the final results of the Offers within one (1) trading day after the Expiration Date, and to pay for Common Shares and ADSs accepted for payment on the second (2nd) trading day after the Expiration Date. For purposes of the Offer to Purchase, “trading day” means any day on which both the Lima Stock Exchange and the New York Stock Exchange are open for trading. Computershare Trust Company, N.A. has been appointed by Purchaser to act as tender agent for the U.S. Offer (the “U.S. Tender Agent”). The Offer Price paid to U.S. holders of Common Shares and holders of ADSs will be converted from Peruvian Soles to U.S. dollars based on the “Applicable Exchange Rate” and will be deposited with the U.S. Tender Agent, on the second trading day after the Expiration Date. The Applicable Exchange Rate will be the Peruvian Sol/U.S. dollar exchange rate (tipo de cambio contable venta) published by the Superintendencia de Banca, Seguros y AFP (SBS) on its website on the Expiration Date. All payments to tendering holders of ADSs or U.S. holders of Common Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent (see “The U.S. Offer – Acceptance for Payment and Payment for Common Shares and/or ADSs”).
The U.S. Offer may be extended at any time and from time to time, and during such extended period the U.S. Offer will remain open and the acceptance for payment of Common Shares and ADSs tendered will be delayed. Purchaser will extend the U.S. Offer, to the extent required by applicable U.S. federal securities laws, if Purchaser makes a material change to the terms of the U.S. Offer, makes a material change in the information concerning the U.S. Offer, or waives a material condition of the U.S. Offer. Purchaser expects to conduct the U.S. Offer and the Peru Offer simultaneously and therefore the U.S. Offer and the Peru Offer will expire on the same day. If the U.S. Offer is extended for any reason, Purchaser will extend the Peru Offer for the length of the extension of the U.S. Offer; provided, however, that in no event shall the Peru Offer be extended such that its total duration exceeds forty (40) trading days. If the Peru Offer is extended for any reason, Purchaser will extend the U.S. Offer for the length of the extension of the Peru Offer. Therefore, we expect the U.S. Offer and the Peru Offer will remain open, including any extensions, for the same period of time. During any of such extensions of the offer period, all Common Shares and ADSs tendered and not withdrawn will remain subject to the U.S. Offer and subject to withdrawal rights. All U.S. holders of Common Shares or holders of ADSs that validly tendered, and did not withdraw, their Common Shares or ADSs into the U.S. Offer prior to the Expiration Date, as extended, will receive the same price per Common Share or ADS, as applicable, regardless of whether they tendered before or during any extension period of the U.S. Offer.
Pursuant to the Exchange Act, the Company is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the Securities and Exchange Commission (the “SEC”), within ten (10) business days from the date of commencement of the U.S. Offer. In the Schedule 14D-9, the Company is required to set forth whether the Company recommends acceptance or rejection of the U.S. Offer, expresses no opinion and remains neutral towards the U.S. Offer or is unable to take a position with respect to the U.S. Offer, and the reasons therefor. Such information will be available for free at the SEC’s website at www.sec.gov when filed by the Company. Holders of ADSs and U.S. holders of Common Shares should read carefully the Schedule 14D-9 when available.
If you are a U.S. holder of Common Shares and you wish to tender all or any portion of such Common Shares into the U.S. Offer, you must deposit your Common Shares for issuance of ADSs that will be tendered into the U.S. Offer. Prior to the Expiration Date, you must (a) deposit, or instruct your local custodian or securities intermediary to deposit, your Common Shares with Citibank del Perú S.A. as custodian (the “ADS Custodian”), for the account of the ADS Depositary using the account details set forth in the Offer to Purchase, (b) instruct the ADS Depositary to register ADSs in your name on an uncertificated basis, by supplying the instructions set forth in the Offer to Purchase to the ADS Custodian, and (c) properly complete, duly execute and deliver an ADS Letter of Transmittal covering those ADSs, and any other required documents, to the U.S. Tender Agent. Note that local custodians and securities intermediaries are likely to establish cut-off times and dates that are earlier than 4:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender Common Shares and may charge a transaction or service fee. You should consult your local custodian or securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
U.S. holders of Common Shares will not be responsible for any fees relating to the deposit of Common Shares with the ADS Depositary for issuance of ADSs to be tendered into the U.S. Offer or any fees relating to the subsequent cancellation of the ADSs accepted for payment pursuant to the U.S. Offer. If you hold Common Shares in certificated form, you must arrange for your Common Shares to be dematerialized in order for you to participate in the U.S. Offer in accordance with the procedures described above.
If you are a registered holder of American Depositary Receipts (“ADRs”) evidencing ADSs and you intend to tender your ADRs into the U.S. Offer, you should properly complete and duly execute the ADS Letter of Transmittal and all other documents required by the ADS Letter of Transmittal, and you should timely submit these documents bearing your original signature, together with your ADRs evidencing the ADSs that you intend to tender, to the U.S. Tender Agent at the address set forth on the back cover of the Offer to Purchase, such that the U.S. Tender Agent receives these documents before 4:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal or the signature of an endorser of the tendered ADRs must be guaranteed under the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a signature guarantee of that kind, a “Medallion Guarantee”).
If you are a registered holder of uncertificated ADSs on the books of the ADS Depositary, you must properly complete and duly execute the ADS Letter of Transmittal and deliver it bearing your original signature, together with all other documents required by the ADS Letter of Transmittal, to the U.S. Tender Agent at the address set forth on the back cover of the Offer to Purchase, such that the U.S. Tender Agent receives these documents before 4:00 p.m., New York City time, on the Expiration Date. Note that, in some circumstances, your signature on the ADS Letter of Transmittal must be guaranteed by a Medallion Guarantee.
If you hold ADSs through a broker or other securities intermediary, you must contact such securities intermediary and have such securities intermediary tender your ADSs on your behalf through The Depository Trust Company (“DTC”). In order for a book-entry transfer to constitute a valid tender of your ADSs into the U.S. Offer, the ADSs must be tendered by your securities intermediary before 4:00 p.m., New York City time, on the Expiration Date. Further, before 4:00 p.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (a) a confirmation of such tender of the ADSs and (b) a message transmitted by DTC which forms part of a book-entry confirmation and states that DTC has received an express acknowledgment from the participant tendering the ADSs that are the subject of such book-entry confirmation stating that such participant has received, and agrees to be bound by, the terms of the Offer to Purchase and the ADS Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. DTC, participants in DTC and other securities intermediaries are likely to establish cut-off times and dates that are earlier than 4:00 p.m., New York City time, on the Expiration Date for receipt of instructions to tender ADSs. If your ADSs are held through a broker or other securities intermediary and your securities intermediary tenders your ADSs as instructed by you, your securities intermediary may charge you a transaction or service fee. You should consult your securities intermediary to determine the cut-off time and date applicable to you, and whether you will be charged any transaction or service fee.
In any event, if you are a U.S. holder of Common Shares or a holder of ADSs and you intend to tender all or any portion of such Common Shares and/or ADSs into the U.S. Offer, you must follow the applicable procedures set forth in the Offer to Purchase. Purchaser is not providing for guaranteed delivery procedures. Therefore, you may not accept the U.S. Offer by delivery of a notice of guaranteed delivery. The only methods for accepting the U.S. Offer are the procedures set forth in the Offer to Purchase (see “The U.S. Offer — Procedures for Tendering into the U.S. Offer” in the Offer to Purchase).
The U.S. Offer provides for withdrawal rights as required by U.S. federal securities laws. Therefore, you will be able to withdraw any tendered Common Shares or ADSs, in accordance with the procedures set forth in “The U.S. Offer — Withdrawal Rights” of the Offer to Purchase, before 4:00 p.m., New York City time, on the Expiration Date. Unless Purchaser has accepted your Common Shares or ADSs for payment as provided in the Offer to Purchase, you may also withdraw your tendered Common Shares or ADSs at any time after 4:00 p.m., New York City time, on the Expiration Date. If you have tendered Common Shares or ADSs, you must properly complete and duly execute a notice of withdrawal for such Common Shares or ADSs, and such notice must be received by the U.S. Tender Agent before 4:00 p.m., New York City time, on the Expiration Date. If you hold your Common Shares or ADSs through a securities intermediary, and if your securities intermediary has established a cut-off time and date for receipt of instructions to withdraw that is earlier than 4:00 p.m., New York City time, on the Expiration Date, you must contact your securities intermediary prior to its earlier cut-off time and date to request it to make the withdrawal in accordance with the applicable procedures.
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares or ADSs, including questions as to the proper completion or execution of the ADS Letter of Transmittal or other required documents and as to the proper form for transfer of any Common Shares or ADSs, will be determined by Purchaser, in its sole discretion. Purchaser reserves the absolute right to waive any defect or irregularity in any tender of Common Shares or ADSs by any holder, whether or not similar defects or irregularities are waived in the case of other holders of Common Shares or ADSs. No tender of Common Shares or ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived to Purchaser’s satisfaction. Purchaser also reserves the absolute right to reject any or all tenders of Common Shares and ADSs determined by Purchaser not to be in proper form or for which acceptance for payment or payment may be unlawful.
A U.S. holder (as defined under “The U.S. Offer — Tax Considerations — Certain Material U.S. Federal Income Tax Consequences” in the Offer to Purchase) that tenders Common Shares or ADSs into the U.S. Offer generally will recognize gain or loss, for U.S. federal income tax purposes, in an amount equal to the difference, if any, between (a) the U.S. holder’s amount realized, generally the US dollar value of the Offer Price payable in the U.S. Offer (including any Peruvian tax withheld) and (b) the U.S. holder’s adjusted tax basis in the Common Shares or ADSs exchanged therefor, determined in U.S. Dollars. The gain or loss will be determined separately for each block of Common Shares or ADSs (that is, Common Shares or ADSs acquired at the same cost in a single transaction). Subject to the passive foreign investment company (“PFIC”) rules described in the Offer to Purchase, such gain or loss generally will be long-term capital gain or loss if the U.S. holder held the Common Shares or ADSs for more than one (1) year. If the Company was a PFIC during any taxable year in which a U.S. holder held Common Shares or ADSs, materially different and adverse U.S. federal income tax consequences may apply. The tax consequences to you will depend on your individual situation (see “The U.S. Offer — Tax Considerations — Certain Material U.S. Federal Income Tax Consequences” in the Offer to Purchase).
Payments made in connection with the U.S. Offer may be subject to information reporting to the Internal Revenue Service (“IRS”) and possible backup withholding (at a 24% rate), unless certain information is provided or an exemption applies. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund of any excess amounts withheld, provided that the required information is timely furnished by the U.S. holder to the IRS.
A Non-Peruvian Holder (as defined in “The U.S. Offer — Tax Considerations — Material Peruvian Tax Considerations” of the Offer to Purchase) that tenders Common Shares into the U.S. Offer generally will recognize a gain or loss, for Peruvian tax purposes, in an amount equal to the difference, if any, between (a) the cash received in the U.S. Offer and (b) the Non-Peruvian Holder’s tax cost basis in the Common Shares exchanged therefor. The capital gains rate in Peru is generally 30%. In addition, a Non-Peruvian Holder must obtain certification of its tax cost basis from the Peruvian tax authorities or the Non-Peruvian Holder will be subject to taxation on a gross basis. A Non-Peruvian Holder that tenders ADSs will not be subject to Peruvian tax. The tax consequences to you will depend on your individual situation (see “The U.S. Offer — Tax Considerations — Material Peruvian Tax Considerations” in the Offer to Purchase).
Holders are urged to consult their tax advisors with respect to the specific tax consequences to them of participating in the U.S. Offer in light of their particular circumstances, including U.S. federal, state and local and non-U.S. tax consequences.
The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and the ADS Letter of Transmittal accompanying the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the ADS Letter of Transmittal will be mailed to record holders of Common Shares who are U.S. holders and to record holders of ADSs, and will be furnished to brokers and other securities intermediaries whose names are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of securities.
The Offer to Purchase and the ADS Letter of Transmittal contain important information. U.S. holders of Common Shares and holders of ADSs should carefully read them in their entirety before any decision is made with respect to the U.S. Offer.
The U.S. Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the U.S. Offer or upon the accuracy or adequacy of the information contained in the Offer to Purchase or the ADS Letter of Transmittal. Any representation to the contrary is unlawful and a criminal offense.

Any questions or requests for assistance may be directed to Georgeson LLC (the “Information Agent”) at its telephone numbers and address set forth below. Additional copies of the Offer to Purchase, the ADS Letter of Transmittal and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at Purchaser’s expense. U.S. holders of Common Shares and holders of ADSs may also contact their broker, bank or other securities intermediary for assistance concerning the U.S. Offer.
The Information Agent for the U.S. Offer is:

51 West 52nd Street, 6th Floor
New York, New York 10019
Shareholders, Banks and Brokers
Call Toll Free: (888) 463-2841
Outside U.S. and Canada: +1 (719) 490-8721
Via Email: pacasmayo@georgeson.com
October 22, 2026